Exhibit 99.1

Contact:	Karla Harvill
770-393-5091

Gold Kist Inc. Reports Fiscal First Quarter 2006 Results

ATLANTA, Ga. (February 6, 2006) – Gold Kist Inc. (NASDAQ:GKIS) today reported financial results for the first fiscal quarter of fiscal 2006, which ended December 31, 2005. Net income for the first fiscal quarter was $2.5 million, or $0.05 per diluted share, compared with net income of $4.2 million, or $0.08 per diluted share, for the quarter ended January 1, 2005. Net sales for the first quarter of fiscal 2006 were $545.4 million compared with net sales of $552.0 million reported for the quarter ended January 1, 2005.

Commenting on the results, John Bekkers, president and chief executive officer, said, “Given the downturn in the market during the quarter compounded by higher energy costs, results for the first quarter of 2006 were disappointing, but not completely unexpected. Sales for the quarter were down slightly from the first quarter of fiscal 2005 ended January 1, 2005 due primarily to a 1.8% decrease in average broiler prices. Concerns in the export markets about avian influenza reduced consumption in those markets, which decreased export volume, particularly to Russia, and contributed to greater domestic supply and lower prices.

“Processing costs increased during the first quarter of fiscal 2006 due to additional pounds processed and due to higher utilities, freight and packaging costs. These increases were partially offset by lower feed ingredient costs, which were 1.4% lower for the first quarter of fiscal 2006 compared with the same period last year.

“Looking ahead, we will continue with our strategy of enhancing our value-added product lines, focusing on cost controls and growing our private-label business. We believe this strategy will not only create additional sales opportunities but will serve to help offset some of the impact of the market’s volatility on our results,” Bekkers concluded.

Gold Kist Inc. will hold a conference call to discuss this press release today, February 6, 2006, at 11:00 a.m. Eastern time. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s Web site at www.goldkist.com or through www.earnings.com. To listen to the live call, please go to the Web site at least 15 minutes early to register and download and install any necessary audio software.

For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through March 6, 2006. If Internet access is unavailable, you may participate on the live call by telephone by dialing (800) 289-0518. The confirmation

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Gold Kist Announces Fiscal 2006 First Quarter Financial Results

February 6, 2006

number for this call is 1946055. Gold Kist will also file a first quarter report on Form 10-Q with the Securities and Exchange Commission that will contain additional details on its financial results for the quarter.

This news release contains “forward-looking statements” as defined in the federal securities laws regarding Gold Kist’s beliefs, anticipations, expectations or predictions of the future, including statements relating to the Company’s strategy of enhancing its value-added product lines, focusing on cost controls and growing the Company’s private label business, and relating to supply and pricing trends, particularly in export markets, and Gold Kist’s ability to create additional sales opportunities and offset market volatility. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for finished and value-added products including competitive factors and the supply and pricing of alternative meat proteins; effectiveness of our sales and marketing programs; disease outbreaks affecting broiler production, demand and/or marketability of our products; uncertainties relating to fluctuations in the cost and availability of raw materials, such as feed ingredients; risks associated with effectively executing risk management activities; changes in the availability and relative costs of labor and contract growers; effectiveness of our capital expenditures and other cost-savings measures; contamination of products, which can lead to product liability and product recalls; access to foreign markets together with foreign economic conditions; acquisition activities and the effect of completed acquisitions; pending or future litigation; the ability to obtain additional financing or make payments on our debt; regulatory developments, industry conditions and market conditions; and general economic conditions; as well as other risks described under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended October 1, 2005, and subsequent filings with the Securities and Exchange Commission. Gold Kist undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gold Kist

Gold Kist is the third largest chicken company in the United States, accounting for more than 9 percent of chicken produced in the United States in 2005. Gold Kist operates a fully-integrated chicken production business that provides processing, purchasing and marketing services. Gold Kist’s production operations include nine complexes located in Alabama, Florida, Georgia, North Carolina and South Carolina. For more information, visit our Web site at www.goldkist.com.

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Gold Kist Announces Fiscal 2006 First Quarter Financial Results

February 6, 2006

GOLD KIST INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in Thousands)

(Unaudited)

	October 1, 2005	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$153,561	$144,835
Receivables, net	125,389	120,619
Inventories	233,681	223,459
Deferred income taxes, net	11,506	11,957
Other current assets	26,873	37,569

Total current assets	551,010	538,439

Investments	10,747	10,363
Property, plant and equipment, net	286,515	297,116
Deferred income taxes, net	25,133	25,465
Other assets	52,284	58,557

	$925,689	$929,940

LIABILITIES AND EQUITY
Current liabilities:
Notes payable and current maturities of long-term debt	$1,518	$1,357
Accounts payable	87,486	78,578
Accrued compensation and related expenses	27,292	16,802
Income taxes payable	34,850	28,046
Accrued insurance costs	39,458	52,251
Other current liabilities	36,105	37,288

Total current liabilities	226,709	214,322

Long-term debt, less current maturities	143,714	143,423
Accrued pension costs	54,450	57,965
Accrued postretirement benefit costs	3,961	3,571
Accrued insurance costs	32,600	40,017
Other liabilities	13,527	15,062

Total liabilities	474,961	474,360

Stockholders’ equity:
Preferred stock	—	—
Common stock	511	511
Additional paid-in capital	399,619	401,928
Accumulated other comprehensive loss	(61,265)	(61,265)
Retained earnings	112,246	114,789
Less: Treasury stock	(383)	(383)

Total stockholders’ equity	450,728	455,580

	$925,689	$929,940

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Gold Kist Announces Fiscal 2006 First Quarter Financial Results

February 6, 2006

GOLD KIST INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended
	January 1, 2005	December 31, 2005
Net sales	$551,958	$545,360
Cost of sales	504,122	512,963

Gross profit	47,836	32,397

Distribution, administrative and general expenses	24,966	27,013
Conversion expenses	1,418	—

Net operating income	21,452	5,384

Other income (expenses):
Interest and dividend income	825	1,572
Interest expense	(7,090)	(4,389)
Debt prepayment interest expense and write-off of related fees and discount	(10,016)	—
Miscellaneous, net	1,702	1,154

Total other expenses, net	(14,579)	(1,663)

Income before income taxes	6,873	3,721
Income tax expense	2,680	1,178

Net income	$4,193	$2,543

Net income per common share:
Basic	$0.08	$0.05

Diluted	$0.08	$0.05

Weighted average common shares outstanding:
Basic	49,973	50,042

Diluted	50,131	51,024

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